EXHIBIT 4.6





                                LETTER AGREEMENT

                            TO THE OPTION TO ACQUIRE

                             A 100% INTEREST IN THE

                         LA TRINI AND MOLOLOA PROPERTIES












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                             LETTER AGREEMENT ("LA")

                                      AMONG

                              MR. CARLOS N. HORNEDO
                              10427 Goldstone Drive
                            San Antonio, Texas 78254
                                       USA


                                       AND


                           TMXI RESOURCES S.A. DE C.V.
                          Ottawa 1469, Col. Providencia
                          Guadalajara, Jalisco CP 44630
                                     Mexico


                                       AND


                             TUMI RESOURCES LIMITED
                         1305 - 1090 West Georgia Street
                              Vancouver, BC V6E 3V7
                                     Canada




RE: OPTION TO EARN A 100% INTEREST OF LA TRINI AND MOLOLOA SILVER-GOLD MINING PROJECTS, JALISCO STATE, MEXICO.


This LA documents the terms and conditions of the grant to TMXI Resources S.A. de C.V. ("TMXI"), a wholly-owned Mexican subsidiary of Tumi Resources Limited ("Tumi"), of the sole and exclusive right and option to acquire a 100% interest from Mr. Carlos N. Hornedo (the "Seller") in certain exploration and mining concessions in Mexico known as La Trini and La Mololoa Silver-Gold Mining Projects (which together with any successor or substitute titles are hereafter collectively referred to as the "Claims") as described in Schedule "A" attached.

The effective date of this LA will be the date on which the conditions set out in section 3 below are satisfied (the "Effective Date"). Immediately following the Effective Date each of the parties hereby agrees to settle and enter into a definitive agreement to supersede and replace this LA but containing the terms and conditions set out in this LA (the "Formal Agreement"). This LA will be a binding and enforceable agreement from the date of its execution.

The terms and conditions of this LA are as follows:

1. The Seller represents and warrants that he is the sole legal and beneficial owner of the titles to the Claims, free and clear of all liens, charges, encumbrances and third party interests whatsoever, except as set out in paragraph 2(a) below, which Claims total 356 hectares, and confirms that


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                                      -2-


     all titles of such Claims have been validly issued and are in good standing with respect to relevant Mexican laws, including, without limitation, no significant (over US$2,000) outstanding tax liabilities on any of the Claims.

2. (a) The Seller confirms that he has the sole and exclusive right and authority to freely grant the option to TMXI under this LA and also represents and warrants that the Claims are not subject to existing underlying option agreements or royalty payments with third parties, other than a 3% net smelter return payment agreement (the "NSR Payment") with Cookson Investments Inc. ("Cookson") whereby the Seller is obligated to make the NSR Payment to Cookson.

     (b) The Seller further confirms that he has come to an agreement with Cookson whereby the Seller and Cookson will work together on a timely basis, but in any event prior to the Effective Date, to cancel the NSR Payment and to replace it with a new agreement between them on terms which will compensate Cookson for the cancellation of the NSR Payment but which will have no legal or financial consequence to TMXI or the Claims. TMXI will make all reasonable efforts to properly register this LA and the Formal Agreement with the Ministry of Mines in Mexico in a timely manner.

3. TMXI and the Seller both agree that TMXI's obligations under this LA are subject to the satisfaction of the following conditions, each of which is for the benefit of TMXI and, except for the condition in (a), may be waived by TMXI in writing:

     (a)  TSX Venture Exchange ("TSX") acceptance of the terms of this LA;

     (b) completion of an independent due diligence study of the status of the Claims by TMXI satisfactory to TMXI within 30 days of the date of this LA or such later date as the Seller may agree to, acting reasonably;

     (c) cancellation of the NSR Payment to Cookson on terms satisfactory to TMXI, acting reasonably; and

     (d) successful registration of this LA and amendments and/or subsequent agreements that may derive from this LA, such as the Formal Agreement, pursuant to applicable Mexican Mining Laws.

4. The term of this LA is 2 (two) years from the Effective Date. Concurrently with the final option payment as described in Clause 5 (c) of this LA, the Claims will be transferred and registered as directed by TMXI and, consequently, TMXI will be the sole owner of the Claims.

5. To maintain the option and fully earn its 100% interest, TMXI must make the following option payments (the "Option Payment" or "Option Payments") subject to Clause 3 above:


     (a) on the Effective Date, make an initial Option Payment to the Seller of US$100,000, which the Seller may elect to be paid up to one half in fully-paid common shares of Tumi. The number of shares to be issued herewith and on Clauses 5 (b) and (c) below will be based on the closing price of Tumi's shares on the TSX on the date Tumi issues a press release announcing this LA.


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                                      -3-


     (b) on the first year anniversary of this LA, make a second Option Payment to the Seller of US$200,000, which the Seller may elect to be paid up to one half in fully-paid common shares of Tumi.

     (c) on the second and final year anniversary of this LA, make a final Option Payment to the Seller of US$200,000, which the Seller may elect to be paid up to one half in fully-paid common shares of Tumi.

     The Seller acknowledges that shares issued by any listed company on the TSX may be subject to a 4-month hold period. At any time during the term of this LA, TMXI has the right to accelerate the Option Payments referred to in Clauses 5 (a), (b) and (c) above at which point the Claims will be concurrently transferred to TMXI provided that TMXI has given 30 days notice to the Seller of its intention to accelerate the Option Payments.

6. The Seller will retain the right to a non-transferable, other than as disclosed in Clause 7 of this LA, 1% net smelter return ("NSR") royalty (calculated and payable on the basis set out in Schedule "B" attached) on any future metal production from the Claims following commencement of commercial production. The NSR may, at TMXI's election, be payable, if possible, directly to the Seller by a smelter of TMXI's choosing, or if not possible, within five (5) working days of TMXI receipt of payment from the smelter, pursuant to the terms and conditions of a separate agreement. Notwithstanding the aforementioned, TMXI will be under no obligation whatsoever to place the Claims into commercial production. If the Claims are placed into commercial production, TMXI reserves the right at any time to curtail, suspend or terminate such commercial production as TMXI in its sole discretion deems advisable.

7. Notwithstanding the term of this LA, pursuant to Clause 6 above, the Seller and TMXI agree that TMXI has the sole right, at TMXI's own discretion and request, to purchase 1/2 (one half) of the NSR from the Seller at any time for a one-time cash consideration of US$1,000,000.

8. At any time during the term of this LA, TMXI may enter into a joint venture agreement over the Claims with a third party provided that TMXI continues to make the Option Payments to the Seller under this LA as they become due and payable.

9. Both TMXI and the Seller agree that, once made, the Option Payments in Clause 5 (a), (b) and (c), are not refundable and should these Option Payments not be fulfilled as they become due, this LA and the option under this LA will be considered void cancelled unless TMXI remedies such default within 60 days from the relevant Option Payment due date.

10. Notwithstanding Clause 9 above, TMXI may withdraw from its option under this LA at any time after the initial Option Payment described in Clause 5
     (a) above with no further obligation and/or commitment to the Seller provided that a 30 days' advance written notice is given to the Seller. Should TMXI withdraw its option prior to the fulfilment of the term of this LA, TMXI agrees to return the Claims in good standing and provide all geological data compiled during the term of this LA to the Seller at which point the Seller is free to use this information as he wishes, including the distribution to a third party.


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                                      -4-



11. The Seller will provide to TMXI copies of all records and data respecting the Claims and all reports prepared by or for the Seller in respect to the Claims as soon as possible following the execution of this LA.

12. Each of the Seller and TMXI agree that time is of the essence for the execution of this LA and they each agree in good faith to settle and execute the Formal Agreement on the terms set out in this LA as expeditiously as possible.


TERMS AGREED AND ACCEPTED THIS 30TH DAY OF NOVEMBER, 2004


/s/ Carlos N. Hornedo
-------------------------
CARLOS N. HORNEDO,
SOLE OWNER OF THE CLAIMS


TMXI RESOURCES S.A. DE C.V.                     TUMI RESOURCES LIMITED

Per:                                            Per:

     /s/  Nick DeMare                                /s/ Harvey Lim
-------------------------                       -------------------------
     Authorized Signatory                            Authorized Signatory


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                                  SCHEDULE "A"



                         MAP SHOWING PROPERTY LOCATIONS








Grupo La Trini T. 18887 ubicado en Monte del Favor, Hostotipaquillo, Jalisco.

1.   La Trini                    Tit  188877                     15-00-00  Has.
2.   Ampliacion de La Trini      Tit  157737                     165-00-00  Has.
3.   Mololoa                     Tit 192970                      24-00-00 Has.
4.   Mololoa No.3                Tit 192962                      88-00-00  Has.
5.   Mololoa No.4                Tit 176651                      64-00-00 Has.

COORDENADAS U.T.M. Hoja INEGIF-13-D-43 Hosotipaquillo

P.P. La Trini T. 188877:         Y = 2339394.733                 X = 583054.336
P.P. Mololoa T. 192970:          Y = 2337617.125                 X = 585083.293

El P.P. La Trini T. 188877 es tambien P.P. de Ampliacion de la Trini T. 157737, el P.P. Mololoa

T. 192970 es tambien P.P. de Mololoa No. 3 T. 192962 y Mololoa No. 4 T. 176651; la concesionaria del grupo La Trini T. 188877 por cesion de derechos es la Cia. Minera La Trini, S.A. de C.V.

                                  SCHEDULE "B"

                           NET SMELTER RETURNS ROYALTY

1.       INTERPRETATION

         Where used herein:

         (a) "Agreement" means the agreement to which this schedule is attached, including any amendments thereto or renewals or extensions thereof.

         (b) "the Claims" means those mining claims described in Schedule "A" of the Agreement and any successor title thereto.

         (c) "Fiscal Period" means each calendar year or other period of 12 consecutive months adopted by TMXI for tax purchases during the term of the Agreement.

         (d) "Royalty Interest" means the 1% Net Smelter Return royalty which may become payable by TMXI to the Seller under the Agreement.

2.       NET SMELTER RETURNS

         "Net Smelter Returns" means the actual proceeds received by TMXI from any mint, smelter, refinery or other purchaser for the sale of TMXI's share of ores, metals (metals shall include bullion) or concentrates produced from the Claims and sold, after deducting from such proceeds the following charges levied by third parties to the extent that they were not deducted by the purchaser in computing payment: smelting and refining charges; penalties; assay costs and umpire assay costs; cost of freight and handling of ores, metals or concentrates from the Claims to any mint, smelter, refinery, or other purchaser; marketing costs for products produced from the Claims other than precious metals or ores or concentrates thereof; and insurance on all such ores, metals or concentrates.

3.       PAYMENT

         (a) The NSR may, at TMXI's election, be payable, if possible, directly to the Seller by a smelter of TMXI's choosing, or if not possible, within five (5) working days of TMXI receipt of payment from the smelter.

         (b) Each payment under subsection 3(a) shall be accompanied by a statement indicating the calculation of Net Smelter Return Royalty hereunder. The Seller shall be entitled to audit, during normal business hours, such books and records as are necessary to determine the correctness of the payment of the Royalty Interest, provided however, that such audit shall be made only on an annual basis and within 12 months of the end of the Fiscal Period in respect of which such audit is made.

         (c) Payment of the Royalty Interest shall be made to the Seller at such place or places as it shall advise TMXI from time to time.